UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2013

ATMI, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-16239	06-1481060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Commerce Drive, Danbury, Connecticut	06810
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (203) 794-1100

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)           On February 11, 2013, ATMI, Inc. (the “Company”) issued a press release announcing that Tod A. Higinbotham has stepped down from his position as Executive Vice President and General Manager, Microelectronics.  The Company also announced that Christian F. Kramer has been promoted to Senior Vice President and General Manager, Microelectronics.  A copy of the press release is attached hereto as Exhibit 99.1.

(e)           On February 12, 2013, the Company entered into a Severance and Release Agreement (the “Severance Agreement”) with Mr. Higinbotham. Pursuant to the Severance Agreement, the Company agreed to pay Mr. Higinbotham a separation pay benefit equal to his current annual base salary of $344,000, such amount to be paid in twelve (12) equal monthly installments.  In addition, the Company agreed to contribute to the cost of Mr. Higinbotham’s medical and dental COBRA benefits on the same basis as if he had remained an active employee, and for a one-year period following the employment termination date the Company agreed to provide Mr. Higinbotham with disability insurance benefits on the same basis as if he had remained an active employee.  In consideration for the foregoing payments, Mr. Higinbotham provided a general release and agreed to a one-year non-competition agreement and other covenants with respect to confidentiality, non-disparagement and cooperation. The Company also agreed to pay Mr. Higinbotham $29,800, which represents the amount of his 2012 annual incentive compensation award.

The foregoing summary is not complete and is subject in all respects to the terms of the full Severance Agreement, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99.1                      Press Release dated February 11, 2013

Exhibit 99.2                      Severance and Release Agreement dated February 12, 2013 with Tod A. Higinbotham

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMI, Inc. (Registrant)
February 12, 2013 (Date)	/s/ TIMOTHY C. CARLSON Timothy C. Carlson Executive Vice President, Chief Financial Officer and Treasurer